Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. on Form S-3 (No. 333-272727) and Form S-8 (Nos 333-260894 and 333-252159) of our report dated October 29, 2024, on our audits of the financial statements and financial statement schedule as of July 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about October 29, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

West Palm Beach, Florida

October 29, 2024